EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 19, 2002 (except for Note E, as to which the date is January 31, 2003), accompanying the consolidated financial statements included in the Annual Report of Meritage Hospitality Group Inc. on Form 10-K for the year ended November 28, 2004.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Meritage Hospitality Group Inc. on Form S-8.

/s/ Grant Thornton LLP

Grant Thornton LLP
February 21, 2005